For more information, contact:   Media contact:
David M. Douglass                Amy Anderson
Chief Financial Officer          Manager,
The Cobalt Group, Inc.           Marketing/Communications
206-269-6363 ext. 701            The Cobalt Group, Inc.
investor_relations@sbgir.com     206-269-6363 ext.105
                                 amya@cobaltgroup.com

           The Cobalt Group, Inc. Expands Data Collection Capabilities
                                      With
                        Acquisition of IntegraLink, Inc.

         Advanced Data Extraction Technology Company Supports Growth of Cobalt's Motorplace.com Business-to-Business Automotive Portal

SEATTLE (January 14, 2000) -- The Cobalt Group, Inc. (NASDAQ:CBLT), a leading provider of Internet solutions for the automotive industry, today announced the acquisition of IntegraLink, Inc., a provider of advanced data extraction and reporting services for the automotive industry.

IntegraLink specializes in collecting, normalizing and enhancing service records, vehicle sales and inventory data, parts sales and inventory data, and dealership accounting information from automotive dealership management systems. IntegraLink's services enable auto dealers and manufacturers to improve the productivity of their wholesale parts operations, enhance customer relationship management programs, and evaluate dealership profitability.

"We can use the Internet to create tremendous value for our customers by aggregating service records, parts and vehicle sales and inventory data, and other information about dealership operations," said John Holt, co-chief executive officer of The Cobalt Group. "Our automotive manufacturer and dealer group clients are asking us to collect and analyze this data, and we are also aggressively adding to our data collection capabilities to increase the depth of information on our forthcoming Motorplace.com business-to- business automotive portal. IntegraLink's employees, technology, and existing clients strongly support both of these strategic initiatives," added Holt.

Cobalt plans to use technology recently developed by IntegraLink to substantially automate data collection operations for customer data mining work performed for automotive manufacturers and other auto industry participants. IntegraLink technology will also increase the efficiency of Cobalt's industry-leading PartsVoice business- to-business parts locating service.

"Cobalt's dominant position in providing Internet services to automotive dealers will allow us to leverage our technology to create tremendous value for Cobalt and its clients, and we are very excited to be joining the Cobalt team," said Kevin Distelhorst, president and co-founder of IntegraLink.

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IntegraLink, based in Columbus, Ohio, was founded in 1998 by Kevin Distelhorst and Phil Turner to capitalize on the growing need for better data collection tools to serve the automotive industry. Distelhorst and Turner together have more than 35 years of automotive industry and software development experience. IntegraLink currently extracts data from more than 2,700 franchised automotive dealers, and its clients include a major automotive manufacturer; Phoenix Group, a division of Moore North America, Inc.; as well as a number of individual dealers.

The transaction is being treated as a merger valued at approximately $3.6 million in cash, notes and Cobalt stock. IntegraLink's operations will remain in Columbus, Ohio.


ABOUT THE COBALT GROUP

The Cobalt Group(T) (NASDAQ: CBLT), based in Seattle, is a leading provider of Internet-based automotive products and services. Through Web development and hosting, data management and online car referral services Cobalt helps dealers, dealer groups and automobile manufacturers harness the power of the Internet to better serve their customers.

With approximately 5,000 dealer Web site clients, over 10,000 dealers using its parts locating system, and relationships with 16 automotive manufacturers and more than 50 of the 100 largest dealer groups in the United States, Cobalt is one of the leading technology companies serving the automotive industry. Cobalt operates DealerNet(R) (www.dealernet.com), one of the best-known automotive destination sites on the Web, and PartsVoicer (www.partsvoice.com), a leading OEM auto parts locating and data management service.

Cobalt offers Web site services that are endorsed by the National Automobile Dealers Association.

For more information, please visit The Cobalt Group at www.cobaltgroup.com.